Exhibit 5.1

October 29, 2025

Applied DNA Sciences, Inc.
50 Health Sciences Drive
Stony Brook, NY 11790

Re:	Registration of Shares

Ladies and Gentlemen:

Reference is made to the filing by Applied DNA Sciences, Inc., a Delaware corporation (the “Company”), with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-1 (the “Registration Statement”), filed on October 29, 2025, which includes a prospectus (the “Prospectus”).

We are rendering this opinion in connection with the filing by the Company with the SEC of the Registration Statement relating to the offering by selling stockholders of up to 18,728,341 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 2,549,573 Shares (the “Common Shares”) issued in the Cash Private Placement described below, (ii) 2,070,912 Shares issuable upon the exercise of Cash Pre-Funded Warrants issued in the Cash Private Placement described below (the “Cash Pre-Funded Warrants”), (iii) 3,444,191 Shares issuable upon the exercise of Crypto Pre-Funded Warrants issued in the Crypto Private Placement described below (the “Crypto Pre-Funded Warrants”), (iv) 4,620,485 Shares issuable upon the exercise of Series E-1 Warrants issued in the Cash Private Placement (the “Series E-1 Warrants”), (v) 3,444,191 Shares issuable upon the exercise of Series E-2 Warrants issued in the Crypto Private Placement (the “Series E-2 Warrants” and, together with the Crypto Pre-Funded Warrants, the “Crypto Warrants”), (vi) 403,236 Shares issuable upon the exercise of Placement Agent Warrants (the “Placement Agent Warrants”) issued to Lucid Capital Markets, LLC, the placement agent for the Cash Private Placement and the Crypto Private Placement (the “Placement Agent”), (vii) 1,986,634 Shares issuable upon the exercise of Advisory Warrants (the “Advisory Warrants”) issued to Cypress Management LLC (the “Strategic Advisor”) and (viii) 209,119 Shares issuable upon the exercise of Consultant Warrants issued to Ground Tunnel Capital LLC (the “Consultant”) (and such warrants, the “Consultant Warrants,” and together with the Cash Pre-Funded Warrants, the Series E-1 Warrants, the Placement Agent Warrants and the Advisory Warrants, the “Warrants”).

The Common Shares, Cash Pre-Funded Warrants and Series E-1 Warrants were issued to certain of the selling stockholders in a private placement (the “Cash Private Placement”) pursuant to that certain Securities Purchase Agreement (the “Cash Securities Purchase Agreement”), dated as of September 29, 2025, by and among the Company and certain of the selling stockholders. The Crypto Pre-Funded Warrants and Series E-2 Warrants were issued to certain of the selling stockholders in a private placement (the “Crypto Private Placement”) pursuant to that certain Securities Purchase Agreement (the “Crypto Securities Purchase Agreement” and, together with the Cash Securities Purchase Agreement, the “Securities Purchase Agreements”), dated as of September 29, 2025, by and among the Company and

October 29, 2025

certain of the selling stockholders. The Placement Agent Warrants were issued to the Placement Agent pursuant to that certain engagement letter, dated as of August 10, 2025 and as amended on September 9, 2025, by and between the Company and the Placement Agent (the “Engagement Letter”). The Advisory Warrants were issued to the Strategic Advisor pursuant to that certain Strategic Advisor Agreement (the “Strategic Advisor Agreement”), dated as of September 29, 2025, by and between the Company and the Strategic Advisor. The Consultant Warrants were issued to the Consultant pursuant to that certain Consulting Agreement (the “Consulting Agreement”), dated as of September 23, 2025, by and between the Company and the Consultant.

The exercise of the Crypto Warrants is contingent upon the Company’s receipt of stockholder approval, in accordance with Nasdaq Listing Rule 5635 (“Stockholder Approval”).

We understand that the Shares, including the shares of Common Stock to be issued upon the exercise of the Warrants (the “Warrant Shares”) and the shares of the Common Stock to be issued upon the exercise of the Crypto Warrants (the “Crypto Shares”), are to be offered and sold in the manner set forth in the Prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the proceedings taken by the board of directors of the Company (the “Board”) in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we considered necessary to enable us to render this opinion, including, but not limited to: (i) the Registration Statement, (ii) the Warrants, (iii) the Crypto Warrants, (iv) the Securities Purchase Agreements, (v) the Engagement Letter, (vi) the Strategic Advisor Agreement, (vii) the Consulting Agreement, (viii) the Company’s certificate of incorporation, as amended to date, (ix) the Company’s bylaws, as amended to date, (x) certain resolutions of the Board and the pricing committee thereof and (xi) such other corporate records and instruments, and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies, the authenticity of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such certified, conformed, photostatic or facsimile copies. In addition, we have assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Prospectus. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

(i)	the Common Shares have been duly authorized and are validly issued, fully paid and non-assessable;

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(ii)

the Warrant Shares have been duly authorized and, when issued upon exercise of the Warrants against payment therefor in accordance with the terms of the respective Warrants, will be validly issued, fully paid and nonassessable;

(iii)

the Crypto Shares have been duly authorized and, when issued upon exercise of the Crypto Warrants against payment therefor in accordance with the terms of the respective Crypto Warrants, including Stockholder Approval, will be validly issued, fully paid and nonassessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ McDermott Will & Schulte LLP

MCDERMOTT WILL & SCHULTE LLP